Exhibit 10.11

AFFILIATION AGREEMENT

WHEREAS Battle Creek Mutual Insurance Company (“BCMI”) and Nodak Mutual Insurance Company (“NMI”) believe an affiliation between the two companies, pursuant to the terms of this Agreement, are in the best interests of the policyholders of both companies;

IT IS THEREFORE AGREED as follows:

SECTION 1

DEFINITIONS

Contract Date - December 30, 2010.

Effective Date - the later of April 1, 2011, or the date of approval of the Form A by the Nebraska Department of Insurance.

Transaction Documents – Affiliation Agreement, 100% Quota Share Reinsurance Agreements, Amended Shared Operations Agreement, Surplus Note and Amended and Substituted Articles of Incorporation and By-Laws of BCMI.

SECTION 2

 TRANSACTION DOCUMENTS

2.1.   Reinsurance Agreement.   That NMI and BCMI will enter into a 100% Quota Share Reinsurance Agreement, a copy of which is attached hereto as Exhibit “A” and incorporated herein, whereby BCMI cedes 100% of its net premium income and associated losses and expenses to NMI and NMI agrees to accept such cession, effective April 1, 2011.

2.2.   Employee Leasing Agreement.   That NMI and BCMI will enter into an Employee Leasing Agreement, a copy of which is attached hereto and incorporated herein as Exhibit “B,” effective on January 1, 2011.

2.3.   Surplus Note.   That BCMI has heretofore issued a Surplus Note in the amount of $3,000,000 and dated December _____, 2010, which note NMI has purchased. A copy is attached hereto as Exhibit “C” and incorporated herein.

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2.4.   Articles of Incorporation.   That BCMI will adopt Amended and Substituted Articles of Incorporation and By-Laws, copies of which are attached hereto respectively designated as Exhibits “D” and “E”, which will, among other things, contain provisions that (i) entitle NMI to nominate two-thirds (⅔) of the Board of Directors on and after the Effective Date, so long as either the Surplus Note or the Quota Share Agreement remain in effect; (ii) change BCMI to a non-assessable mutual; and (iii) such other provisions as to which the parties mutually agree.

2.5.   Lease Agreements.   The Zimmerman Insurance Agency, Inc. and BCMI will enter into two leases, each effective January 1, 2011. One lease will be that a portion of the premises at 603 South Preece Street, Battle Creek, Nebraska, will be used for an insurance agency and the second lease will cover certain office equipment, described in the lease and used in the operation of the business.

SECTION 3

 OTHER AGREEMENTS

3.1.   Approval and Resignations.   BCMI agrees that to implement the approval of the Transaction Documents by the following actions:

a.   At the 2011 annual meeting of the members of BCMI, it will cause all of its proxies to be voted in favor of the Transaction Documents and in favor of the slate of nominees for election to the Board; and

b.   It will cause the members of the Board of Directors and the Officers of BCMI to tender their resignations effective upon the effective date of this Agreement.

3.2.   By-Laws.   Prior to, on or after the Effective Date, the Board of Directors of BCMI will adopt new By-Laws which, to the extent permitted by Nebraska law, will follow the content of NMI’s By-Laws. The new By-Laws shall be substantially in the form as those attached hereto as Exhibit “E” and shall become operative on the Effective Date.

3.3.   BCMI Status.   From and after the Effective Date, and subject to the terms of this Agreement, BCMI will continue to operate as a separate corporate entity domiciled in the state of Nebraska. NMI will provide assistance to BCMI in conducting its insurance business with the goal of increasing its profitability and reducing its expenses. At the discretion of the Board of Directors of BCMI, the principal office of BCMI shall remain in Battle Creek, Nebraska, and BCMI will continue to market itself under its current trade names, if any, subject to any regulatory approvals.

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SECTION 4

REPRESENTATIONS & WARRANTIES OF BCMI

4.1.   Representations and Warranties of BCMI.   BCMI represents and warrants to NMI as of the Contract Date as follows:

a.   Corporate Existence and Power.   (i) BCMI has been duly organized, is validly existing and is in good standing under the laws of the State of Nebraska. BCMI has all corporate powers required to carry on its business as now conducted, has all material government licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, and is not in violation of any of the provisions of its Articles of Incorporation, By-Laws or other organizational documents. BCMI has previously delivered to NMI true and complete copies of each of its Articles of Incorporation and By-Laws in effect on the Contract Date.

b.   Corporate Authorization.   The execution, delivery and performance by BCMI of this Agreement and each of the other Transaction Documents is within BCMI’s power and has been, or will be prior to the Effective Date, duly authorized by all necessary corporate action. Each of the Transaction Documents constitutes a valid and legally binding agreement, enforceable against BCMI in accordance with its respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity.

c.   Governmental Authorization.   The execution, delivery, and performance by BCMI of this Agreement and each of the other Transaction Documents requires no action by or in respect of, or filing with, any governmental body, agency or official, except: (i) approvals, filings and/or notices to the Insurance Department of the State of Nebraska; (ii) filings and notices not required to be made or given until after the closing date (the “Closing”) of the transactions contemplated herein; (iii) filings, at any time, of tax returns, tax reports, and tax information statements; and (iv) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, materially impair the ability of BCMI to conduct its business or consummate the transactions contemplated herein (the “Transactions”).

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d.   Financial Statements.

(1)   BCMI has previously made available to NMI true and complete copies of its (a) Annual Statements for the year ended 2009, and (b) Quarterly Statement as of and for the calendar quarter ended September 30, 2010.

(2)   To the best knowledge of BCMI, since December 2004, BCMI has filed all financial statements required to be filed with or submitted to the appropriate regulatory authorities. Each such statement complied with all applicable laws when so filed. Each such statement was prepared in accordance with the statutory accounting principles in effect when so filed and presents fairly BCMI’s financial position as of the date thereof and the related summaries of operations and changes in capital and surplus and cash flows of such entity for the respective periods covered thereby.

e.   Reserves. BCMI’s aggregate reserves, after taking any applicable reinsurance agreements into account and deeming them to be in effect as of the relevant dates of periods, as established or reflected in each of the December 31, 2009, and September 30, 2010, Quarterly Statement (i) were computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles; (ii) meet all requirements of applicable law and meet or exceed the minimum aggregate amounts required by applicable Nebraska law; and (iii) make reasonable provision for all unpaid loss and loss expense obligations under the terms of the insurance contracts issued by BCMI.

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f.   Absence of Certain Changes.   Other than those actions contemplated by this Agreement and/or the Transaction Documents, BCMI business from the date of the September 30, 2010, Quarterly Statement to the Contract Date has been conducted in the ordinary course consistent with past practices (including, without limitation, with regard to underwriting, pricing, actuarial, and investment policies generally) and there has not been any (i) material transaction, commitment, contract, or agreement entered into by BCMI, other than in the ordinary course of business consistent with past practices, or any acquisition of assets or incurrence of liabilities that is not primarily related to the property and casualty insurance of BCMI; (ii) material change in any method of accounting or accounting practice or policy (including, without limitation, any reserving method, practice or policy), except for any such change resulting from a concurrent change in officially promulgated Standard Actuarial Principles of Statutory Accounting Principles in the United States, as the case may be; (iii) employment, deferred compensation, severance, retirement, or other similar agreement entered into with any director, officer or employee (or any amendment to any such existing agreement) or any grant of any severance or termination pay to any director, officer or employee other than in the ordinary course of business or any change in compensation or other benefits payable to any director, officer or employee other than in the ordinary course of business or loans or advances to any director, officer or employee, except for travel, business and relocation expenses in the ordinary course of business consistent with past practice; (iv) material change in marketing or underwriting practices or standards; and (v) material change in the compensation structure of, or benefits available to, agents generally.

g.   No Undisclosed Material Liabilities.   Other than liabilities or obligations provided for or reserved against in BCMI’s September 30, 2010, Quarterly Statement, liabilities incurred since such date in the ordinary course of business consistent with past practice or liabilities to which BCMI’s reinsurance agreements would apply, BCMI has no liabilities or obligations that individually or in the aggregate exceed $50,000.

h.   Material Contracts.   BCMI has furnished or made available to NMI complete and correct copies of all material contracts, agreements and instruments to which BCMI is a party, each as amended or modified to the date of this Agreement (collectively, the “Material Agreements”) and each of the Material Agreements is in full force and effect and enforceable according to its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity, and there exists no material event of default or occurrence, condition or act on the part of BCMI, or to BCMI’s knowledge, on the part of the other parties to the Material Agreements, that would constitute (with notice or lapse of time or both) a material breach of or material default under any of the Material Agreements.

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i.   Environmental Matters.

(1)  (a)  To the best knowledge of BCMI, BCMI has complied with all applicable environmental laws.

 (b)  To the best knowledge of BCMI, the properties currently owned or operated by BCMI are not contaminated with any hazardous substances requiring remediation.

 (c)  To the best knowledge of BCMI, prior to or during the period of ownership or operation by BCMI, properties formerly owned or operated by BCMI were not contaminated with hazardous substances requiring remediation by BCMI.

 (d)  To the best knowledge of BCMI, BCMI is not subject to liability under any environmental laws.

 (e)   BCMI has not received any written notice, demand, letter, claim or request for information from any governmental entity indicating that BCMI may be in violation of or liable under any environment law.

(2)   BCMI has made available to NMI, for review and copying, all environmental reports, if any, in its possession, prepared for it by third-party environmental consultants concerning any currently or formerly owned property.

(3)   The following definitions apply for purposes of this paragraph i.:

 (a)   “Environmental laws” means any and all foreign, federal, state or local statutes, laws, regulations, ordinances, rules or codes now in effect relating to the environment, to the effect of the environment on human health or safety or to the use, generation, manufacturing, treatment, disposal, storage, discharge or release of hazardous substances into the environment, including without limitation, ambient air, surface water, groundwater or land, or the remediation thereof.

 (b)   “Governmental entity” means any foreign, domestic, federal, territorial, state or local U. S. or non U. S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

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 (c)   “Hazardous substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum and its derivatives and by-products, or any substance having any constituent elements displaying any of the foregoing characteristics, regulated under environmental laws.

j.   Properties.   BCMI has good title to, or in the case of leased property has valid leasehold interests in, all of its property and assets (whether real or personal, tangible or intangible), except for imperfections in title or invalidities in leasehold interests that do not, individually or in the aggregate, materially detract from the value reflected on its September 30, 2010, Quarterly Statement, and none of such property and assets is subject to any liens, other than those reflected on its September 30, 2010, Quarterly Statement, liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established), and liens that do not individually or in the aggregate materially detract from the value reflected on its September 30, 2010, Quarterly Statement or materially interfere with any present or intended use of any material property or assets.

k.   Insurance.   Prior to the Closing Date, RCM has maintained insurance relating to its assets, properties, business and operations (including, without limitation, errors and omissions insurance with respect to its employees, officers, and directors) in a manner consistent with past practices and that is reasonable for a company of its size that is engaged in the insurance business.

l.   Employees.   BCMI has no employees and it receives the services of Zimmerman Insurance Agency employees pursuant to an Shared Operations Agreement. BCMI agrees to use its best efforts to maintain this relationship and further agrees not to make any changes in the Shared Operations Agreement without prior notice and consultation with NMI.

m.   Taxes.   To the best of BCMI’s knowledge: (i) BCMI has duly filed all tax returns required to be filed by it on or prior to the date of this Agreement and all such tax returns are true, correct and complete in all material respects and BCMI has duly paid in full or made provision for the payment of all taxes for all periods or portions thereof; (ii) no federal, state or local audits or other administrative proceedings or court proceedings are presently pending or, to the best of BCMI’s knowledge, threatened with regard to any taxes or tax returns of BCMI; and (iii) BCMI has withheld and paid all federal, state and local taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

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n.   Agents and Brokers.   BCMI has furnished to NMI a list which contains true, complete and accurate information, to the best of BCMI’s knowledge, as of September 30, 2010, regarding the agents and brokers (including their names, addresses, telephone numbers and gross premiums written by line of business for the most recent 12-month period) which have generated business that is currently in force with BCMI.

o.   Insurance Contracts.   To the best knowledge of BCMI:

(1)   All insurance policy benefits payable under the insurance contracts issued by BCMI pursuant to claims which have been made against such insurance contracts have, in all material respects, been paid in accordance with the terms of the insurance contracts under which they arose, are being processed in the ordinary course of BCMI’s business or are in dispute, except for such benefits for which BCMI believes there is a reasonable basis to contest payment.

(2)   No outstanding insurance contract issued, reinsured or underwritten by BCMI entitles the holder thereof or any other person or entity to receive dividends, distributions or other benefits based on the revenues or earnings of BCMI or any other entity, other than those dividends and distributions which are declared by the Board of Directors of BCMI.

(3)   The underwriting standards utilized and ratings applied by BCMI conform in all material respects to industry accepted practices and the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance or other similar contracts.

(4)   To the best of BCMI’s knowledge, each agent, at the time such agent wrote, sold or produced the business for BCMI, was duly licensed as an insurance agent (for the type of business written, sold or produced by such agent) in the particular jurisdiction in which such agent wrote, sold or produced such business, except where the failure to have such license would not have a material adverse effect on BCMI.

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(5)   To the best of BCMI’s knowledge, BCMI’s insurance agents have not violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any law, regulation or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of the business, except where such violation would not have a material adverse effect on the business.

(6)   (i)  All insurance contracts have been issued, to the extent required under applicable law, on forms approved by the insurance regulatory authority of the state or jurisdiction where issued or, to the extent required by applicable law, have been filed with and not objected to by such authority within the period provided for objections; and (ii) any premium rates with respect to the business required to be filed with or approved by insurance regulatory authorities have been filed or approved and premiums charged conform thereto in all material respects except for such noncompliance, violation or failure which, individually or in the aggregate could not reasonably be expected to have a material adverse effect on BCMI.

4.2.   Representations and Warranties of NMI. NMI represents and warrants to BCMI as of the Contract Date as follows:

a.   Corporate Existence and Power.   NMI has been duly organized, is validly existing, and is in good standing under the laws of the state of North Dakota. NMI has all corporate powers required to carry on its business as now conducted, has all material government licenses, authorizations, permits, consents, and approvals required to carry on its business as now conducted, and is not in violation of any of the provisions of its Articles of Incorporation, By-Laws or other organizational documents.

b.   Corporate Authorization.   The execution, delivery, and, subject to the receipt of any required approvals, performance by NMI of this Agreement and each of the other Transaction Documents is within NMI’s power and has been or will be prior to the Effective Date, duly authorized by all necessary corporate action. Each of the Transaction Documents constitute valid and legally binding agreements, enforceable against NMI in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity.

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c.   Governmental Authorization.   The execution, delivery, and performance by NMI of this Agreement and each of the other Transaction Documents requires no action by or in respect of, or filing with, any governmental body, agency, or official on the part of NMI other than approvals, filings, and/or notices to the North Dakota Insurance Department.

d.   Financial Statements.

(1)   NMI has previously made available to BCMI true and complete copies of its (A) Annual Statement for the year ended 2009, and (B) Quarterly Statement as of and for the calendar quarter ended September 30, 2010.

(2)   To the best knowledge of NMI, since December 2005, NMI has filed all financial statements required to be filed with or submitted to the appropriate regulatory authorities. Each such statement complied with all applicable laws when so filed. Each such statement was prepared in accordance with the statutory accounting principles in effect when so filed and presents fairly NMI’s financial position as of the date thereof and the related summaries of operations and changes in capital and surplus and cash flows of such entity for the respective periods covered thereby.

e.   Reserves.   The aggregate reserves of NMI, after taking any applicable pooling or reinsurance agreements into account and deeming them to be in effect as of the relevant dates or periods, as established or reflected in each of the December 31, 2009, Annual Statement and the September 30, 2010, Quarterly Statement, (i) were computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles; (ii) meet all requirements of applicable law and meet or exceed the minimum aggregate amounts required by applicable North Dakota law; and (iii) make reasonable provision for all unpaid loss and loss expense obligations under the terms of the insurance contracts issued by NMI.

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f.   Absence of Certain Changes.   The business of NMI from the date of the last quarterly statement to the date of this Agreement has been conducted in the ordinary course consistent with past practices (including, without limitation, with regard to underwriting, pricing, actuarial, and investment policies generally) and there has not been any material change in any method of accounting or accounting practice or policy (including, without limitation, any reserving method, practice or policy), except for any such change resulting from a concurrent change in officially promulgated Standard Actuarial Principles or Statutory Accounting Principles in the United States, as the case may be.

g.   NMI will use its best efforts to assist BCMI to secure a rating from A. M. Best that is the equivalent of NMI’s A. M. Best rating.

h.   Litigation.  There is no action, suit, investigation or proceeding pending against, nor, to the knowledge of NMI, threatened against or affecting the property of NMI before any court or arbitrator or any governmental body, agency or official (i) in which the actual damages alleged or sought exceed $100,000 (except for claims under any insurance policy issued by NMI); (ii) that alleges a course of conduct that may reasonably be expected to give rise to a class action lawsuit; or (iii) that alleges bad faith and there is a reasonable possibility of ultimate liability in excess of $100,000 over any aggregate reserves that have been established to cover such claims, nor is there any judgment, decree, injunction or order of any governmental body, agency or official outstanding against NMI which reasonably could be expected to have a material adverse effect upon NMI.

i.   Compliance With Laws.   To the best knowledge of NMI, there does not exist any current violation by NMI of any applicable law and since January 1, 2005, NMI has not received any written notice from any governmental entity alleging the existence of any violation of any applicable law that could reasonably be expected to be material or directing NMI to take any remedial action.

j.   Taxes. To the best knowledge of NMI, (i) it has duly filed all tax returns required to be filed by it on or prior to the date of this Agreement and all such tax returns are true, correct and complete in all material respects, and NMI has duly paid in full or made provision for the payment of all taxes for all periods or portions thereof; (ii) no federal, state or local audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any taxes or tax returns of NMI; and (iii) NMI has withheld and paid all federal, state and local taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

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SECTION 5

COVENANTS

5.1.   Conduct of Business Prior to the Closing Date.   NMI and BCMI each covenant and agree that, after the date of this Agreement and prior to the Closing (except as expressly contemplated by this Agreement or by the other Transaction Documents), it will promptly advise the other party in writing of any material adverse effect on their respective insurance businesses or of any litigation involving such party that could reasonably be expected to materially and adversely affect the consummation of the Transactions.

5.2.   Access to Information.   From the date of this Agreement until the Closing, subject to any applicable contractual restrictions and applicable legal privileges, and to the extent applicable law would not thereby be violated, NMI and BCMI each covenant and agree to:

a.   give the other party and its authorized representatives full access (including the copying of such materials as may be reasonably requested), upon reasonable prior notice and during normal business hours, to their respective offices, properties, books and records;

b.   furnish the other party, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information relating to their respective businesses as such persons may reasonably request; and

c.   instruct their respective employees, counsel, and financial advisors to cooperate with the other party in its investigations in relation to the Transactions.

5.3.   Notices of Certain Events.   NMI and BCMI each covenant and agree to promptly notify the other party of any of the following:

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a.   any notice or other communication received by such party from any source alleging that the consent of another person or entity is or may be required in connection with the Transactions;

b.   any notice or communication received by such party from any governmental or regulatory agency or authority relating to the Transactions;

c.   any actions, suits, claims investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party that, if the same had been pending on the date of this Agreement would have been required to have been disclosed or that relate to the consummation of the Transactions; and

d.   any breach of a representation or warranty of the notifying party that could reasonably be expected to materially and adversely affect the consummation of the Transactions.

5.4.   Proposals for Alternative Transactions.   BCMI covenants and agrees that from the Contract Date until the Closing, it will not and will not permit or cause any of its officers or directors to, and will direct them not to, directly or indirectly, initiate, solicit, encourage, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to:

a.   a merger, reorganization, consolidation, or similar transaction involving, of any purchase of 5% or more of the assets of, or demutualization or conversion of, BCMI, other than in connection with one or more of the Transactions; or

b.   a transaction involving a pooling of the business of BCMI with another entity or any similar business combination or restructuring, other than in connection with one or more of the Transactions (any of the foregoing (a) or (b), an “Alternative Transaction Proposal”).

Until this Agreement is otherwise terminated, BCMI further covenants and agrees that it will not and will not permit or cause any of its respective officers and directors to, and will direct them not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any entity or representative of any entity relating to an Alternative Transaction Proposal, whether made before or after the date of this Agreement, or otherwise facilitate or attempt to make or implement an Alternative Transaction Proposal. BCMI will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. BCMI will notify NMI immediately if any Alternative Transaction Proposal is received by it or any discussions or negotiations are sought in connection with an Alternative Transaction Proposal and will notify NMI of the identity of such other entity and its representatives and the material terms and conditions of any such proposals or offers.

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5.5.   BCMI’s Insurance.   For so long as BCMI remains as a participant in the Reinsurance Agreement and the Surplus Note, BCMI covenants and agrees to maintain directors and officers liability insurance coverage and errors and omissions insurance coverage with limits of liability at least equal to the limits under such insurance coverage as of the Contract Date.

5.6.   Best Efforts.   Subject to the terms and conditions of this Agreement and the other Transaction Documents, BCMI and NMI each covenant and agree to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable law to consummate the Transactions. NMI and BCMI shall:

a.   promptly, and in any event within 60 days of the date of this Agreement, prepare and file all applications, notices, consents, and other documents necessary or advisable to obtain the regulatory approvals required to consummate the Transactions under the applicable law of Nebraska and North Dakota, respectively,

b.   promptly file all supplements or amendments to such applications, notices, consents or other documents, and

c.   use their best efforts to obtain any such required regulatory approvals. NMI and BCMI will provide each other and their respective counsel the opportunity to review in advance and comment on all such filings. They will keep each other informed of the status of all matters related to such required regulatory approvals. Further, they each covenant and agree that if any required regulatory approval to consummate one or more of the Transactions is denied or not obtained, they will use their respective best efforts to work together to restructure the Transaction or transactions to achieve or acquire all required regulatory approvals, it being agreed that in all such instances the benefits sought to be derived by both parties by the Transactions and the principal terms of the Transactions, financial or otherwise, will not change as a result of such restructuring.

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5.7.   Fees and Expenses.   NMI and BCMI shall each pay the costs and expenses, including legal fees, incurred by it in negotiating and preparing this Agreement, the other Transaction Documents, and in closing and carrying out the Transactions, whether or not the Closing shall occur.

5.8.   Obligation to Call Policyholder Meeting.   BCMI agrees that, within 60 days after this Agreement and related Transactions have been approved by the Board of Directors of BCMI, it will send notice to its policyholders of the Annual Meeting for the purpose of approving the Transactions, including but not limited to voting on the amendments to BCMI’s Articles of Incorporation and the election of directors.

5.9.   Public Announcements and Confidentiality.   NMI and BCMI each covenant and agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement, any other Transaction Document or the Transactions and, except as may be required by applicable law, will not make any such public statement prior to such consultation. Except as may be required by applicable law, NMI and BCMI shall keep this Agreement, the other Transaction Documents and all other documents and information relating to the Transactions or furnished pursuant to or in connection with the Transaction Documents or the Transactions confidential.

SECTION 6

TERMINATION

6.1.   Grounds for Termination Prior to Closing.   This Agreement may be terminated at any time prior to the Closing:

a.   by mutual written agreement of the parties; or

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b.   by either party if the Closing shall not have been consummated on or before June 30, 2011, provided, however, that no party may exercise the right to terminate this Agreement under this subsection 6.1(b) if the failure to consummate the Closing was a result of a breach by such party of any of its obligations under this Agreement or any other Transaction Document.

c.   by NMI if either the BCMI Board of Directors or the members of BCMI, as applicable, fail to approve this Agreement, the other Transaction Documents, the Transactions, or fail to approve and adopt the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of BCMI substantially in the form attached to this Agreement.

d.   if all regulatory approvals are not timely obtained.

e.   by either party, if any of the other Transaction Documents are terminated, other than as a result of a breach by such party.

6.2.   Grounds for Termination After Closing.   This Agreement shall be terminated at any after the Closing:

a.   by mutual written agreement of NMI or BCMI; or

b.   by either NMI or BCMI if there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or any other Transaction Document and such breach is not cured within 15 days after written notice of such breach is given by such terminating party to the other party.

SECTION 7

DISPUTE RESOLUTION

7.1.   General.   The parties shall endeavor to resolve all disputes arising out of this Agreement in an amicable manner, in accordance with Section 7.2 prior to resorting to arbitration under Section 7.3. All material disputes between the parties arising out of or resulting from this Agreement shall be resolved as provided in this Section 7.

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7.2.   Negotiations Between Executives.   The parties shall attempt in good faith to resolve any dispute arising out of the making or performance of or otherwise relating to this Agreement merit promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days after the disputing party’s notice, or if the parties fail to meet within 20 days, either party may initiate arbitration under Section 7.3 hereof. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least 7 days notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any comparable state provision.

7.3.   Arbitration.

a.   Written Demand.   In the event that any dispute arising out of this Agreement is not resolved under Section 7.2 hereof, such dispute shall be submitted to binding arbitration under this Section 7.3. Either party may institute arbitration under this Section 7.3 by making written demand on the other party.

b.   Choice of Arbitrators.   In the event that a demand by either party is made in writing on the other, each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 30 days of receipt of a written notice of demand for arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within 30 days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by each of the other arbitrators. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or former officers of property and casualty insurance or reinsurance companies. The arbitrator shall not have a personal or financial interest in the result of the arbitration.

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c.   Location of Arbitration.   The arbitration hearings shall be held in Lincoln, Nebraska, or such other place as may be mutually agreed. Each side shall submit its case to the arbitrators within 30 days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the property and casualty insurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both sides. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which any side may have against the others. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

d.   Arbitration Expenses.   Each party shall pay (i) the fees and expenses of its own arbitrator, (ii) one-half of the fee and expenses of the third arbitrator and (iii) one-half of the other expenses that the parties jointly incur directly related to the arbitration proceeding. Other than as set forth above each party shall bear its own costs in connection with any such arbitration including, without limitation, (x) all legal, accounting, and other professional fees and expenses, and (y) all other costs and expenses each party incurs to prepare for such arbitration.

e.   Rules of the American Arbitration Association.   Except as provided above, arbitration shall be based, insofar as applicable, upon the Commercial Arbitration Rules of the American Arbitration Association.

SECTION 8

MISCELLANEOUS

8.1.   Actions Subsequent to Closing.   From and after the Closing, each party will, from time to time, at the reasonable request of the other party and without further consideration (but at the expense of the requesting party) do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, certificates, and assurances as may be reasonably required by such other party to effect the Transactions.

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8.2.   Entire Agreement.   This Agreement and the other Transaction Documents, including all schedules and exhibits thereto, constitute the entire agreement between the parties and there are no other agreements or understandings other than as expressed in this Agreement and the other Transaction Documents.

8.3.   Binding Effect.   This Agreement will apply to and inure to the benefit of and be binding upon and enforceable against each party and their respective successors and permitted assigns.

8.4.   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of any such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision will be interpreted to be only so broad as is enforceable.

8.5.   Waivers and Amendments.   The Agreement and the Exhibits attached hereto may only be amended or modified, and the terms hereof may only be waived, by a writing, signed by each party or, in the case of a waiver, by the party entitled to the benefit of the terms being waived.

8.6.   Assignment.   Neither party will have the right to assign or otherwise transfer its rights or delegate its duties under this Agreement to any third party without the prior written consent of the other party.

8.7.   Governing Law.   This Agreement will be deemed to have been made under and governed by the laws of the state of Nebraska, without regard to Nebraska choice of law rules.

8.8.   Notices.   All notices and other communications under this Agreement will be in writing and will be delivered personally or sent by confirmed facsimile transmission or nationally recognized overnight delivery service. Any such notice or other communication will be deemed given upon actual delivery, in each case to the following addresses:

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a.  if to NMI:

Jim Alexander
CEO
Nodak Mutual Insurance Company
1101 First Avenue North
P.O. Box 2502
Fargo, ND 58108-2502
Fax No. (701) 298-4333

With concurrent copies to:

Kent M. Forney
Bradshaw, Fowler, Proctor & Fairgrave, P.C.
801 Grand Avenue, Suite 3700
Des Moines, IA 50309-8004
Fax No. (515) 246-5808

b.  if to BCMI:

Bruce Zimmerman
President
Battle Creek Mutual Insurance Company
603 South P
Battle Creek, NE 68715
Fax No.

With concurrent copies to:

William R. Kutilek
Crosby Guenzel LLP
134 South 13th Street, Suite 400
Lincoln, NE 68508
Fax No. (402) 434-7303

8.9.   Construction; Interpretation.   All pronouns and any variations thereof refer to the masculine, feminine, or neuter, singular, or plural, as the context may require. The headings in this Agreement are for convenience of reference only and will not affect its interpretation.

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8.10. Counterparts.   This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of NMI and BCMI as of December 30, 2010.

NODAK MUTUAL INSURANCE COMPANY

By:	/s/ Michael J. Alexander
Name:	Michael J. Alexander
Title:	Executive Vice President & CEO

BATTLE CREEK MUTUAL INSURANCE COMPANY

By:	/s/ Bruce Zimmerman
Name:	Bruce Zimmerman
Title:	President

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